Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is made and entered into as of September 30, 2015 (the “Agreement”) by and among Viavi Solutions, Inc., a Delaware corporation (the “Company”), and each of the parties listed on EXHIBIT A hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

WHEREAS, each of the Investors beneficially owns the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) listed on EXHIBIT A hereto and the Investors collectively are affiliated with Sandell Asset Management Corp. (the “Sandell Group”);

WHEREAS, the Sandell Group collectively beneficially owns approximately 12,002,300 million shares of Common Stock of the Company; and

WHEREAS, the Company has reached an agreement with each of the Sandell Group and its affiliates with respect to certain matters related to the Company’s board composition and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Settlement Covenants.

(a)	New Directors. The Board of Directors of the Company (the “Board”) as of the date hereof and effectively immediately after the execution of this Agreement and the clearing of routine and customary background checks (which the Company shall expeditiously undertake in good faith immediately following the execution hereof), shall take all necessary action to increase the size of the Board to eight members, and appoint Donald Colvin and Tor Braham (the “New Directors”) as directors of the Company to fill two of the vacancies so created, with terms expiring at the 2015 Annual Meeting of the Company’s stockholders (the “2015 Annual Meeting”). The remaining vacancy shall remain open unless and until filled upon the hiring of a permanent Chief Executive Officer. Each of the New Directors qualifies as an “independent director” for purposes of the listing qualification rules of the Nasdaq Stock Market. Each New Director has agreed in writing that he or she understands and acknowledges that all members of the Board, including the New Directors, are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies (including agreeing to preserve the confidentiality of Company business, information and discussions of matters considered in meetings of the Board or Board committees), and corporate governance guidelines, in each case as heretofore provided to the New Directors. Each New Director and Investor shall provide the Company with such information concerning such New Director or Investor, as the case may be, as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable timely filing of the Company’s proxy statement. Each New Director shall also inform the Company of any financial arrangements between the Sandell Group and such New Director related to such New Director’s service with the Company, including without limitation any financial arrangement related to the Company’s market valuation or other financial performance metrics.

(b)	Future Annual Meetings. The Company will take all necessary actions to nominate each New Director for election as an incumbent director at the 2015 Annual Meeting for a term expiring at the 2016 annual meeting of stockholders (the “2016 Annual Meeting”) and to solicit the Company’s stockholders to vote for the New Directors in the same manner as other nominees of the Company standing for election as directors. The Company further agrees that without the unanimous approval of the Board, including each New Director, the size of the Board prior to the 2016 Annual Meeting shall not exceed eight members.

(c)	Replacements. The Company agrees that if a New Director resigns for any reason or is otherwise unable to serve as a director of the Company during the Standstill Period (as defined below), the Sandell Group shall have the right to have a substitute candidate(s) appointed as a New Director, subject to the approval of the Governance Committee and the Board, not to be unreasonably withheld, provided that any first substitute candidate shall be Nikos Theodosopoulos so long as such person remains available for service and provided further, that in any event, no substitute candidate shall be an affiliate of the Sandell Group. Any such substitute candidate shall qualify as an “independent director” for purposes of the listing qualification rules of the Nasdaq Stock Market. The Governance Committee shall have an opportunity to review the professional qualifications of such individuals and conduct customary background checks. The service of each substitute New Director shall be subject to such substitute New Director agreeing in writing regarding compliance with the Company’s policies, codes and guidelines as provided in Section 1(a).

(d)	Corporate Development Committee. The Board has taken all necessary action to reconstitute the membership of the Board’s Corporate Development Committee (the “CDC”), and recharge the CDC with the responsibility to review strategies to enhance the Company’s value, including a review of the Company’s business, financial position, capital allocation, investment and business strategies, and strategies to maximize the value of the Company’s deferred tax assets. The CDC has been reconstituted to be composed of four directors, two of whom are the New Directors. The Board will not change the composition (or chairmanship) of the CDC (or increase or decrease its size) or form any sub-committee thereof or any other committee of the Board to perform a similar function or suspend or terminate the CDC or fill any vacancy of the New Directors on the CDC, in each case without the prior written consent of the New Directors (or New Director to the extent one such New Director resigns or otherwise becomes unavailable for service). To the extent any New Director who initially sits on the CDC resigns or becomes unavailable for service on the CDC, the Company shall replace such New Director with another New Director or a substitute New Director designated by the Sandell Group. Within thirty days of the date hereof, the CDC shall retain (i) an independent investment banking firm to assist the CDC in its efforts, which firm may be one of the Company’s pre-existing financial advisors if the CDC so determines, and (ii) an operational consultant to assess the Company’s internal expense and operating structure.

(e)	Lead Independent Director. The Board will take all necessary action so that, so long as Richard Belluzzo serves as Chairman and Interim Chief Executive Officer of the Company, a separate role of Lead Independent Director of the Board will be established with the authority customarily associated with such position. The role of Lead Independent Director is to be filled by a director to be appointed by a majority of the Board as constituted following the selection of the New Directors.

(f)	Share Repurchase Program. The Company agrees that it shall promptly call a Board meeting with the reconstituted Board to implement an accelerated share repurchase program starting as soon as possible after the date of this Agreement, which share repurchases shall be no less than the amount remaining available under its May 2014 share repurchase authorization, which the Company represents as of the date hereof is approximately $40,000,000.

(g)	New Equity Incentive Program. In order to align the interest of members of senior management with the interests of shareholders, the Compensation Committee shall be charged with proposing new equity compensation arrangements based on stock price appreciation as adjusted for share repurchases and dividends.

Section 2. 2015 Annual Meeting.

(a) Date. The Company agrees to use its commercially reasonable efforts to hold the 2015 Annual Meeting no later than December 15, 2015.

(b) Proposals. Subject to the Company complying with the terms of this Agreement, the Sandell Group hereby agrees not to bring any business (including director nominees) or proposals before or at the 2015 Annual Meeting.

(c) Voting by Investors. At the 2015 Annual Meeting, each of the Investors agrees to vote all shares of Common Stock beneficially owned by each Investor and its Affiliates (as defined below) in favor of (i) the election of any incumbent director nominated by the Board, as well as the New Directors, and (ii) otherwise in accordance with the Board’s recommendation on all other ordinary course matters recommended for stockholder approval by the Board; provided, however, in the event that Institutional Shareholders Services (ISS) recommends otherwise with respect to any proposals (other than the election of directors), each of the Investors shall be permitted to vote in accordance with the ISS recommendation.

(d) Definitions. As used in this Agreement:

(i) the term “Affiliate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii) the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and

(iii) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Section 3. Standstill.

(a) Standstill. The Sandell Group agrees that, for the period commencing on the date of this Agreement and ending on the earlier of (i) the 30th calendar day preceding the opening of the nomination window for submission of director nominees at the Company’s 2016 Annual Meeting and (ii) a material breach by the Company of its obligations under this Agreement which is not cured within 5 business days after written notice from the Sandell Group (the “Standstill Period”), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any manner other than pursuant to Section 6(c), acting alone or in concert with others:

(i) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(ii) engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock (including any withholding from voting) or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iii) seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(iv) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than a group consisting only of some or all of the Investors and their Affiliates;

(v) vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vi) except as specifically provided in SECTION 1 and SECTION 2 of this Agreement, seek to place a representative or other Affiliate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(vii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(viii) other than at the direction of the Board, seek, propose, or make any statement (other than to one or more members of the Board or management or its advisors or agents (including, without limitation, any firm engaged by the CDC)) with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(ix) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any (A) interests in any of the Company’s indebtedness or (B) Common Stock of the Company representing in the aggregate (amongst the Sandell Group and its Affiliates) in excess of 9.9% of the Company’s outstanding Common Stock; provided, however, nothing herein shall prevent the Sandell Group from confidentially seeking a waiver to acquire in excess of 9.9% of the Company’s outstanding Common Stock;

(x) disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(xi) take any action challenging the validity or enforceability of any provisions of this SECTION 3; or

(xii) enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

(b) Notwithstanding anything to the contrary herein, including, without limitation, SECTION 6, nothing in this Agreement shall prohibit or restrict (i) any director of the Company, including any New Director, from exercising his or her rights and fiduciary duties as a director of the Company (it being recognized that this clause shall not limit each director’s duty to comply with Board policies regarding confidentiality applicable to all members of the Board, including the obligation to refrain from sharing confidential information of the Company with third parties without the prior authorization of the Board); or (ii) any New Director or the Sandell Group or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Investor Representatives”) from communicating privately regarding or privately advocating for or against any of the matters described in this SECTION 3 or otherwise regarding the management, strategy, business or operations of the Company with, or from privately requesting a waiver of any of the foregoing provisions of this SECTION 3 from, the Company’s directors, officers or agents (including, without limitation, any firm engaged by the CDC), (it being recognized that no officer, director or agent of the Company shall be under any obligation to communicate with the Sandell Group or any director, officer, partner, employee, member or agent thereof); or (iii) on or after the sixtieth (60th) calendar day preceding the closing of the nomination window for submission of director nominees at the Company’s 2016 Annual Meeting, private communications between the Sandell Group or its Representatives in connection with seeking prospective nominees for election to the Board; provided, however, that for each of sub-sections (i)-(iii) above, in each case, so long as such communications or requests are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or requests.

Section 4. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5. Representations, Warranties and Covenants of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of Common Stock as described opposite its name on EXHIBIT A and EXHIBIT A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) no Investor has entered into any compensation arrangement with a New Director related to the Company. Each Investor further agrees until the Company’s 2016 Annual Meeting, each such Investor shall not enter into any compensation arrangement with a New Director (or any substitute therefor) related to the Company.

Section 6. Mutual Non-Disparagement.

(a) Investor Non-Disparagement. Each Investor agrees that, during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, publicly, by press release or similar public statement to the press, securities analysts or media, or in any Securities and Exchange Commission filing, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) Company Non-Disparagement. The Company hereby agrees that, during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, publicly, by press release or similar public statement to the press, securities analysts or media, or in any Securities and Exchange Commission filing, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any Investor Representatives, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor or Investor Representatives.

(c) Exceptions. Notwithstanding the foregoing, nothing in this SECTION 6 or elsewhere in this Agreement, including without limitation, SECTION 3, shall prohibit any Party from (1) announcing its views and vote on any Board-approved publicly announced proposals relating to any tender offer, exchange offer, merger, business combination, change of control, recapitalization, restructuring, liquidation, dissolution, acquisition, disposition, sale, purchase or extraordinary transaction involving the securities or all or substantially all of the assets of the Company or any of its significant assets or a significant business line, so long as such announcement is limited to the merits of any such matter and does not disparage the Company’s directors or officers in connection with such matter, including the decision to pursue, approve or propose such matter, (2) making any statement consented to in writing by such other Parties, or (3) making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this SECTION 6, and reasonably consider any comments of such other Parties.

Section 7. Public Announcements. No later than 9:00 a.m., New York City time, on the first trading day after the date hereof, the Company shall issue a press release in the form attached hereto as Exhibit B (the “Agreement Press Release”). No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with this Agreement and the Agreement Press Release.

Section 8. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

Section 9. Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 10. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) one (1) business day after deposit with a nationally recognized overnight delivery service and concurrently sent by e-mail, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

    To the Company:

Viavi Solutions, Inc.

Attention: Kevin Siebert, General Counsel

430 N. McCarthy Blvd.

Milpitas, CA, 95035

kevin.siebert@jdsu.com

Telephone: (240) 404-1116

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

Attention: Ed Batts

2000 University Avenue

East Palo Alto, CA 94303

ed.batts@dlapiper.com

Telephone: (650) 833-2073

    To the Sandell Group:

Sandell Asset Management Corp.

Attention: Adam Hoffman

Richard Mansouri

540 Madison Avenue, 36th Floor

New York, NY 10022

ahoffman@sandellmgmt.com

rmansouri@sandellmgmt.com

Telephone: (212) 603-5700

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

Attention: Marc Weingarten

Eleazer Klein

919 Third Avenue

New York, NY 10022

marc.weingarten@srz.com

eleazer.klein@srz.com

Telephone: (212) 756-2280

Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to conflict of law principles thereof, and each Party irrevocably submits to the personal jurisdiction of the Chancery Court of Delaware as the exclusive venue for adjudication of any dispute hereunder.

Section 12. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 13. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 15. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 16. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

VIAVI SOLUTIONS INC.

By:	/s/ Richard E. Belluzzo
Name: Richard E. Belluzzo
Title: President and Chief Executive Officer, Chairman

COMPANY SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT

INVESTORS:

CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
	Name:	Thomas E. Sandell
	Title:	Chief Executive Officer

CASTLERIGG MASTER INVESTMENTS LTD

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
	Name:	Thomas E. Sandell
	Title:	Chief Executive Officer

MERRILL LYNCH INVESTMENT SOLUTIONS - CASTLERIGG EQUITY EVENT AND ARBITRAGE UCITS FUND

By:	Sandell Investment Services, L.L.C., as Investment Manager

By:	/s/ Thomas E. Sandell
	Name:	Thomas E. Sandell
	Title:	Managing Member

CASTLERIGG EVENT DRIVEN AND ARBITRAGE FUND

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
	Name:	Thomas E. Sandell
	Title:	Chief Executive Officer

INVESTORS’ SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT

EXHIBIT A

Investor	Shares of Common Stock Beneficially Owned
Castlerigg Active Investment Master Fund, Ltd	1,687,188
Castlerigg Master Investments, Ltd	8,496,476
Merrill Lynch Investment Solutions - Castlerigg Equity Event and Arbitrage UCITS Fund	1,688,136
Castlerigg Event Driven and Arbitrage Fund	130,500

EXHIBIT B

Form of Press Release

(Omitted)